Exhibit 99.1

NEWS RELEASE

SPX Announces New Operational Leadership Alignment

Focused on Improving Operating Performance Across SPX and

More Closely Aligning Its Flow Technology Segment with Its End Markets

CHARLOTTE, N.C., August 27, 2013 — SPX Corporation (NYSE: SPW) today announced a new operational leadership alignment focused on improving its operating performance and strengthening its foundation for future growth.

The new alignment includes the following senior leadership changes:

•                  After 16 years of service, Don Canterna, former President of the Flow Technology segment, retired from the company on August 26, 2013 due to a medical disability

•                  Two new operational positions have been created, with:

•                  David Kowalski promoted to President of Global Manufacturing Operations

•                  Ross Skelton promoted to Chief Commercial Officer

•                  The Flow Technology segment’s reporting units are now aligned by end market:

•                  Tony Renzi promoted to President of Flow Power & Energy

•                  Marc Michael promoted to President of Flow Food & Beverage

•                  David Wilson promoted to President of Flow Industrial

Each of the newly promoted leaders has been a key part of SPX’s leadership development and succession planning programs for several years.  They will report directly to Chris Kearney, Chairman, President and Chief Executive Officer.

Kearney said, “Don Canterna played a major role in building SPX and we have a tremendous amount of gratitude and respect for Don and his accomplishments.  Under Don’s leadership, our Flow segment has grown significantly and is well positioned to deliver improved financial results as the company moves forward.”

“In addition, his disciplined approach to operational excellence and his personal commitment to leadership development built a strong team within our Flow segment and we expect the newly promoted Flow leaders to transition seamlessly into their new roles.”

“Our new operational alignment is the next significant step in the development of our company and is designed to improve our operating efficiency and enhance our customer focus by more closely aligning our organizational resources with our customers,” said Kearney.

“We believe the new alignment positions the company to better leverage operational excellence, cost reduction initiatives and commercial synergies across our operations,

particularly in our Flow Technology segment, and to drive further growth and increased shareholder value.”

New SPX Operational Leaders

David Kowalski, President of Global Manufacturing Operations and Industrial Products & Services

David Kowalski joined SPX in 1999 and has served in many leadership roles including President of Service Solutions and President of the former Test & Measurement segment.  He has a proven track record of driving improved operating performance and strategic growth.  Currently, he is serving as President of Industrial Products and Services and has been instrumental in improving margin performance at this group of businesses, particularly in our power transformer business.  He will assume the position of President of Global Manufacturing Operations in addition to his current role.  In this expanded role, he will provide manufacturing and operational leadership with a focus on the Flow Technology operations.

Ross Skelton, Chief Commercial Officer

Ross Skelton joined SPX in 2001 and has over 25 years of industry experience in Flow markets.  He most recently served as VP of Global Commercial Operations for Flow Technology.  As Chief Commercial Officer, Skelton is responsible for strategic market development across all SPX operations with a focus on integrating technology solutions and enhancing our innovation efforts.  He will work with our business presidents to ensure an integrated, sustainable and customer-centric approach to sales and marketing, with an emphasis on expanding our aftermarket service capabilities.

New Flow Technology Presidents

Tony Renzi, President of Flow Power & Energy

Tony Renzi has been one of the top operational leaders at Flow over the last ten years and has over 30 years of operations experience.  He has a strong track record of improving performance and driving results.  Among his accomplishments, he significantly improved Flow’s dehydration business between 2004 and 2007 and he led the integration of the APV acquisition from 2008 to 2010.  In his new role, Tony is responsible for driving improvement at ClydeUnion and accelerating our commercial strategy in Flow’s Power & Energy platform.

Marc Michael, President of Flow Food & Beverage

Marc Michael joined SPX in 2003 and was President of our Evaporative and Dry Cooling businesses before being promoted to President of Flow Technology’s EMEA region in 2011.  He has an extensive background working in emerging markets and has led improved financial performance in each of his previous roles.  He has experience managing large project activity as well as leading Flow’s components and aftermarket operations in EMEA.  In his new role, Marc is responsible for improving our execution on Food & Beverage system projects and strategically growing our presence in Food & Beverage aftermarket service and components.

David Wilson, President of Flow Industrial

David Wilson joined SPX in 1998 and has been in various leadership roles in each of our reporting segments during his career.  David was the president of Flow’s Asia Pacific business which has experienced significant growth over the past few years.  In his new role, David is responsible for driving growth in Flow Technology’s Industrial product lines.

About SPX

Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and approximately 15,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in Flow Technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical Flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read this press release in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. “Believe,” “expect,” “is well positioned” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	E-mail: jennifer.epstein@spx.com

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